                                       Filed Pursuant to Rule 424(b)(3)
                                       REGISTRATION STATEMENT FILE NO. 333-35749

PROSPECTUS

                               24,747,432 SHARES

                        REPUBLIC INDUSTRIES, INC. (LOGO)

                                  COMMON STOCK

     This Prospectus relates to an aggregate of 24,747,432 shares (the "Shares") of common stock, par value $.01 per share ("Common Stock"), of Republic Industries, Inc., a Delaware corporation (the "Company"), which may be offered (the "Offering") for sale by persons (the "Selling Stockholders") who have acquired such shares in certain acquisitions of businesses by the Company. The Shares are being registered under the Securities Act of 1933, as amended (the "Securities Act"), on behalf of the Selling Stockholders in order to permit the public sale or other distribution of the Shares.

     The Shares may be sold or distributed from time to time by or for the account of the Selling Stockholders or their pledgees through dealers, brokers or other agents, or directly to one or more purchasers, including pledgees, at market prices prevailing at the time of sale or at prices otherwise negotiated. This Prospectus also may be used, with the Company's prior consent, by donees of the Selling Stockholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. The Company will receive no portion of the proceeds from the sale of the Shares offered hereby and will bear certain expenses incident to their registration. See "Selling Stockholders" and "Plan of Distribution."

     The Common Stock is traded on The New York Stock Exchange (the "NYSE") under the symbol "RII." On September 10, 1997, the last reported price for the Common Stock as reported by the NYSE was $27.6875 per share.

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
 PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                               September 24, 1997

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Available Information.......................................    2
The Company.................................................    3
Risk Factors................................................    3
Use of Proceeds.............................................    6
Selling Stockholders........................................    7
Plan of Distribution........................................    9
Description of Capital Stock................................    9
Legal Matters...............................................   10
Experts.....................................................   10
Incorporation of Certain Documents by Reference.............   12

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices located at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock is traded on the NYSE. Information filed by the Company with the NYSE may be inspected at the office of the NYSE at 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Shares offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices of the Commission and at the offices of the NYSE referred to above.

                                  THE COMPANY

GENERAL

     The Company is a diversified holding company with subsidiaries operating in the automotive retailing, automotive rental, automotive financial services, solid waste services, and electronic security services industries. The Company owns the world's largest chain of new vehicle dealerships and is building a chain of used vehicle megastores which it operates under the AutoNation USA brand name. The Company also owns National Car Rental System, Inc. ("National"), Alamo Rent-A-Car, Inc. ("Alamo"), Value Rent-A-Car, Inc., Snappy Car Rental, Inc. and Spirit Rent-A-Car, Inc., and solid waste services and electronic security services companies, which operate under their regionally known business names. The Company is aggressively building its existing lines of business through internal growth and acquisitions. The Company is actively negotiating to acquire additional companies in its existing and complementary lines of business.

     The Common Stock is traded on the NYSE under the trading symbol "RII." The Company's principal executive offices are located at 450 East Las Olas Boulevard, Suite 1200, Ft. Lauderdale, Florida 33301, and its telephone number is (954) 713-5200.

                                  RISK FACTORS

     An investment in the shares being offered hereby involves a significant degree of risk. In addition to the other information set forth in this Prospectus, prospective purchasers of the Shares should consider carefully the following factors which may adversely affect the business, financial condition, results of operations and future prospects of the Company, and the prevailing market price and performance of the Company's Common Stock. Certain statements and information contained or incorporated by reference herein constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things:

     Operating Losses in AutoNation Retailing Business. The Company has rapidly expanded and currently anticipates that it will continue to rapidly expand its operations in automotive retailing and related businesses, through acquisitions of numerous franchised automotive dealerships and the development of AutoNation USA megastores. AutoNation Incorporated ("AutoNation"), which was acquired by the Company in January 1997, has incurred losses from operations since inception and is expected to continue to incur losses in the foreseeable future. The success of the Company's aggressive development plans in the automotive retailing business is dependent on a number of factors including, but not limited to, economic conditions, competitive environment, adequate capital, accurate site selection, construction schedules, supply of new and used vehicles, consumer acceptance of the megastore concept in automotive retailing, vehicle manufacturers' approval and control over dealership franchises, and the building of brand recognition. There can be no assurance that the Company will be successful in the automotive retailing industry or in any related automotive industries which it enters.

     Need for Substantial Additional Capital. Additional capital will be necessary to continue the Company's rapid expansion in its capital intensive lines of business and to fully capitalize on acquisition and expansion opportunities that may become available to the Company. There can be no assurance that sufficient financing will be available on a timely basis, if at all, or on terms acceptable to the Company. In the event that financing is not available or is not available in the amounts or on terms acceptable to the Company, the implementation of the Company's business strategy could be impeded and the Company's ability to react to changes in the industries in which it does business could be limited, which could have a material adverse effect on the Company's business, financial condition and future prospects.

     Uncertainties in Integrating Operations and Achieving Cost Savings. Many of the companies that the Company has acquired, including, but not limited to, Alamo, National, and AutoNation, and companies that the Company plans to acquire, are large enterprises with operations in different markets. The success of any business combination is in part dependent on management's ability following the transaction to consolidate operations, integrate departments, systems and procedures and thereby obtain business efficiencies, economies of scale and related cost savings. The challenges posed to the Company's management may be particularly significant because integrating the recently acquired companies must be addressed contemporaneously. There can be no assurance that future consolidated results will improve as a result of cost savings and efficiencies from any such acquisitions or proposed acquisitions, or as to the timing or extent to which cost savings and efficiencies will be achieved.

     Dependence on Vehicle Manufacturers. Automotive dealerships operate pursuant to franchise agreements with vehicle manufacturers. In connection with the Company's acquisition of franchised automotive dealerships, prior approval of the applicable vehicle manufacturer may be required under the franchise agreement of each franchised automotive dealership to be acquired, subject to state laws protecting a franchisee's right to transfer such franchise. Although the Company has established framework agreements with certain manufacturers to facilitate the acquisition of dealerships operating their franchises, no assurance can be given that such manufacturers or any other manufacturers will approve of any particular franchised automotive dealership acquisition by the Company or will not otherwise seek to impose restrictions on the Company's future acquisitions, operations or capital structure as a condition to granting such approval. In addition, once the Company has acquired a franchised automotive dealership, the Company must operate the dealership in accordance with the applicable franchise agreement. Franchise agreements generally provide the manufacturers with considerable influence over the operations of the dealership and generally provide for termination of the franchise agreement for a variety of causes. Finally, the success of any franchised automotive dealership is dependent, to a large extent, on the success of the vehicle manufacturer. Therefore, the success of the Company's automotive dealerships is dependent on the financial condition, management, marketing, production and distribution capabilities of the vehicle manufacturers of which the Company holds franchises. Any event that may have a material adverse effect on a vehicle manufacturer, such as labor strikes or adverse publicity, may have a material adverse effect on the Company's business, financial condition and future prospects.

     Cost of Vehicle Rental Fleet. Vehicle depreciation is one of the single largest cost components of the Company's automotive rental business, and it is materially affected by vehicle manufacturers' repurchase programs or similar programs, pursuant to which the manufacturers agree to repurchase program vehicles during allowable repurchase periods at determinable prices, subject to certain terms and conditions ("Repurchase Programs"). Repurchase prices under Repurchase Programs are based on either (i) a predetermined percentage of a vehicle's original capitalized cost and the month in which the vehicle is returned or (ii) the original capitalized cost less a set monthly depreciation amount. Repurchase Programs limit the risk of market value decline at the time of vehicle disposition and enable vehicle rental companies to accurately project their vehicle depreciation expense. The Company currently has Repurchase Programs with General Motors Corporation ("General Motors"), Chrysler Corporation, Ford Motor Company, Mazda Motor of America, Inc., Mitsubishi Motor Sales of America, Inc., Nissan Motor Corporation U.S.A., Subaru of America, Inc. and Toyota Motor Sales U.S.A., Inc. (including its Lexus division). During model year 1997, the Company purchased substantially all of its U.S. vehicle rental fleet and a majority of its European vehicle rental fleet under Repurchase Programs. If vehicle manufacturers reduce the number or mix of vehicles available to vehicle rental companies through Repurchase Programs or increase vehicle costs under Repurchase Programs, there can be no assurance that the Company will be able to control its rental fleet costs or selection, or to pass on any increases in vehicle cost to rental customers, which could have a material adverse effect on the Company's business, financial condition and future prospects.

     Dependence on Vehicle Manufacturer's Credit. The Company's vehicle rental business depends upon debt financing for the purchase of revenue earning vehicles for the Company's vehicle rental fleet. Since a substantial portion of such financing is incurred in connection with major vehicle manufacturers' Repurchase Programs, a significant change in the financial conditions of the vehicle manufacturers, particularly General

Motors, impairing their ability to repurchase vehicles or their investment grade rating could significantly affect the Company's ability to obtain such financing on as favorable terms, which could have a material adverse effect on the Company's business, financial condition and future prospects.

     Dependence on Principal Rental Fleet Supplier. General Motors has been the principal supplier of rental fleet vehicles to the Company's vehicle rental business. Under the terms of the Company's Repurchase Programs with General Motors, the Company's vehicle rental fleets must consist of specified minimum percentages of General Motors vehicles (at least 51% for Alamo and at least 85% for National) during model years 1996 through 2000 in order to receive certain discounts and other incentives. Given the volume of vehicles purchased from General Motors, shifting significant portions of the fleet purchases to other manufacturers would require significant lead time. As a result, if General Motors were unable to supply the Company's vehicle rental operations with the planned number and type of vehicles, it could have a material adverse effect on the Company's business, financial condition and future prospects.

     Interest Rates and Restrictive Covenants. A substantial portion of the Company's outstanding indebtedness is at floating interest rates. At times, the Company uses interest rate swaps to manage the risk of interest rate fluctuations. However, a substantial increase in interest rates could adversely affect the Company's cost of indebtedness for borrowed money. In addition, most of the Company's debt instruments contain covenants establishing certain financial and operating restrictions. A failure to comply with any covenant or any obligation contained in any credit agreement could result in an event of default which could accelerate debt under certain other credit agreements.

     Regulation of Collision Damage Waivers. Adoption of national or additional state legislation limiting or eliminating the sale, or capping the rates, of collision damage waivers, which constitute a significant percentage of the Company's revenue from vehicle rental operations, could further restrict sales of this product, and additional limitations on potential customer liability could increase the Company's costs in its vehicle rental business.

     Environmental Regulation. It may be necessary to expend considerable time, effort and money to keep the Company's existing or acquired facilities in compliance with applicable federal, state and local requirements which regulate health, safety, environment, zoning and land use, and as to which there may not be adequate insurance coverages or reserves. In addition, certain of the Company's waste disposal operations that traverse state boundaries could be adversely affected if the federal government or the state in which a landfill is located limits or prohibits, imposes discriminatory fees on, or otherwise seeks to discourage, the disposal, within state boundaries, of waste collected outside of the state. If environmental laws become more stringent, the Company's environmental capital expenditures and costs for environmental compliance may increase in the future. In addition, due to the possibility of unanticipated factual or regulatory developments, the amounts and timing of future environmental expenditures could vary substantially from those currently anticipated.

     Risks of Legal Proceedings. The Company generally will continue to be involved in legal proceedings in the ordinary course of business. Citizen's groups have become increasingly active in challenging the grant or renewal of permits and licenses for landfills and other waste facilities, as well as for automotive retailing megastores and related facilities, and responding to such challenges has further increased the costs associated with establishing new facilities or expanding current facilities. A significant judgment against the Company, the loss of a significant permit or license or the imposition of a significant fine could have a material adverse effect on the Company's business, financial condition and future prospects. The Company has been engaged in legal and administrative proceedings in several states arising out of certain vehicle manufacturers' attempts to limit the number and timing of the Company's acquisitions of franchised automobile dealerships. The Company is also currently a party to various other administrative and legal proceedings, particularly in its automotive rental business, which have arisen in the ordinary course of its business. No assurance can be given with respect to the outcome of these administrative and legal proceedings and the effect such outcomes may have on the Company.

     Seasonality; Dependence on Travel Industry and Fuel Supply. There can be no assurance that protracted periods of inclement weather, decrease in air travel or any other occurrences that disrupt travel patterns, disruption of fuel supplies or increases in fuel prices will not have a material adverse effect on the

Company's automotive rental, automotive retail, automotive financial services or solid waste services businesses and financial condition.

     Competitive Environment. All of the Company's businesses operate in highly competitive environments. In addition, the solid waste industry, the electronic security services industry and the automotive retailing industry are each changing as a result of rapid consolidation. The future success of the Company will be affected by such changes, the nature of which cannot be forecast with certainty. There can be no assurance that such developments will not create additional competitive pressures on some or all of the Company's businesses.

     Acquisition Strategy. The Company has an aggressive acquisition strategy that has involved, and is expected to continue to involve, the acquisition of a significant number of additional companies. There can be no assurance, however, that significant acquisitions will continue to occur at the same pace or be available to the Company on favorable terms, if at all, or that acquired companies will be effectively integrated to realize expected efficiencies and economies of scale.

     Possible Depressing Effect of Future Sales of Common Stock. Since August 1995 and as of the date hereof, the Company has registered for sale, from time to time on a continuous basis under several shelf registration statements, by certain selling stockholders, an aggregate of approximately 343.8 million shares of Common Stock (including the Shares registered hereunder). Future sales of such shares not yet sold, or the perception that such sales could occur, could adversely affect the market price of Common Stock. There can be no assurance as to when, and how many of, such shares will be sold and the effect such sales may have on the market price of Common Stock. In addition, the Company intends to continue to issue Common Stock in connection with certain of its acquisitions or in other transactions. Such securities may be subject to resale restrictions in accordance with the Securities Act and the regulations promulgated thereunder. As such restrictions lapse or if such shares are registered for sale to the public, such securities may be sold to the public. To facilitate the issuance of Common Stock in making acquisitions, the Company has registered an additional
41.2 million shares of Common Stock pursuant to an acquisition shelf registration statement, an aggregate of approximately 21.5 million shares of which have been issued as of September 15, 1997. In the event of the issuance and subsequent resale of a substantial number of shares of Common Stock, or a perception that such sales could occur, there could be a material adverse effect on the prevailing market price of Common Stock.

     Dependence on Key Personnel. The Company's future success depends to a significant extent on certain key executive officers, the loss of whom (whether such loss is through resignation or other causes) could have a material adverse effect on the Company's business and future prospects and the prevailing market price of the Company's Common Stock.

                                USE OF PROCEEDS

     This Prospectus relates to Shares being offered and sold for the accounts of the Selling Stockholders. The Company will not receive any proceeds from the sale of the Shares but will pay all expenses related to the registration of the Shares. See "Plan of Distribution."

                              SELLING STOCKHOLDERS

     The following table sets forth the name of each Selling Stockholder, the aggregate number of shares of Common Stock beneficially owned by each Selling Stockholder as of September 10, 1997, and the aggregate number of shares of Common Stock registered hereby that each Selling Stockholder may offer and sell pursuant to this Prospectus. Because the Selling Stockholders may offer all or a portion of the Shares at any time and from time to time after the date hereof, no estimate can be made of the number of Shares that each Selling Stockholder may retain upon completion of the Offering. However, assuming all of the Shares offered hereunder are sold by the Selling Stockholders, then unless otherwise noted, after completion of the Offering, none of the Selling Stockholders will own more than one percent of the shares of Common Stock outstanding. All of the 24,747,432 shares offered hereby are issued and outstanding as of the date of this Prospectus. To the knowledge of the Company, none of the Selling Stockholders has had within the past three years any material relationship with the Company or any of its predecessors or affiliates, except as set forth in the endnotes to the following table.

                                                          SHARES BENEFICIALLY   SHARES TO BE OFFERED FOR THE
                                                            OWNED PRIOR TO         SELLING STOCKHOLDER'S
SELLING STOCKHOLDERS                                         THE OFFERING                 ACCOUNT
--------------------                                      -------------------   ----------------------------
April Lorraine Anstett..................................          15,256                    15,256
Edna T. Anstett trustee The Edna T. Anstett Trust.......         472,849                   472,849
Joseph Anstett and Hope Anstett trustees The Anstett
  Family Trust(1).......................................       2,691,732                 2,691,732
Joseph Anstett and Thomas A. Isola trustees SSDS, Inc.
  Liquidating Trust(1)..................................         387,603                   387,603
Joseph Anstett and Thomas A. Isola trustees ETN, Inc.
  Liquidating Trust(1)..................................          29,195                    29,195
William Joseph Anstett(2)...............................          15,256                    15,256
James J. Bayer and Toni Isola Bayer trustees The James
  and Toni Bayer Family 1993 Trust......................         191,276                   191,276
Brett A. Bauman(3)......................................         122,033                   122,033
Alberto E. de la Cruz(4)................................         251,884                   251,884
Carlos M. de la Cruz, Sr. and Rosa R. de la Cruz,
  JTWROS(4).............................................         186,746                   186,746
Carlos M. de la Cruz, Sr.(4)............................         854,608                   854,608
Carlos M. de la Cruz, Jr.(4)............................         212,288                   212,288
Rosa R. de la Cruz(4)...................................          35,096                    35,096
Carlos M. Diaz(5).......................................          25,546                    25,546
Isabel de la Cruz Ernst(4)..............................         186,746                   186,746
Valerie Estes executor The Estate of Linda Arata........       1,101,105                 1,101,105
Valerie Estes trustee David Arata Family Trust B........       1,101,105                 1,101,105
Valerie Estes...........................................         198,827                   198,827
Derrick Grenier.........................................          71,961                    71,961
David Kimberley Hackett(6)..............................         492,144                   492,144
Leo P. Hillock(7).......................................          59,193                    59,193
Inez Isola trustee The Christina J. Isola Trust, dated
  12/3/93...............................................          75,976                    75,976
Inez Isola trustee The Thomas A. Isola II Trust, dated
  12/3/93...............................................          75,976                    75,976
John Richard Isola trustee John Richard Isola 1993
  Trust.................................................         191,276                   191,276
Richard Isola trustee The Isola -- Deluca Trust(1)......         402,688                   402,688
Richard Isola trustee The Survivors Trust under the
  Isola Family 1980 Trust(1)............................         929,149                   929,149
Richard Isola and Linda Isola trustees The Richard John
  Isola Family 1990 Trust dated 5/16/90(1)..............       1,143,890                 1,143,890
Richard John Isola trustee The Eleanore Isola Trust for
  John Richard Isola(1).................................         458,332                   458,332
Richard John Isola trustee The Eleanore Isola Trust for
  Toni Isola-Bayer(1)...................................         458,332                   458,332
Richard Isola and Linda Isola, Joint Tenants(1).........         236,578                   236,578
Richard Isola(1)........................................           1,525                     1,525
Thomas A. Isola and Mary June Isola trustees The Thomas
  A. Isola Family 1989 Trust(1).........................       4,509,750                 4,509,750
Thomas A. Isola trustee The Thomas A. Isola Trust(1)....         531,955                   531,955
Thomas A. Isola trustee The Alfred & Inez Isola Trust
  Agreement for Christina Jeannene Isola dated
  12/24/88(1)...........................................          28,834                    28,834
Thomas A. Isola trustee The Alfred & Inez Isola Trust
  Agreement for Thomas Alfred Isola II, dated
  12/29/88(1)...........................................          28,834                    28,834

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

                                                          SHARES BENEFICIALLY   SHARES TO BE OFFERED FOR THE
                                                            OWNED PRIOR TO         SELLING STOCKHOLDER'S
SELLING STOCKHOLDERS                                         THE OFFERING                 ACCOUNT
--------------------                                      -------------------   ----------------------------
Rebecca G. Lahr.........................................          68,653                    68,653
Lawyers Title Exchange Company..........................         376,368                   376,368
Aldo Lippetti trustee The Lippetti Family Trust(1)......          64,839                    64,839
Aldo Lippetti trustee The Aldo Lippetti Grantor Retained
  Annuity Trust U/A dated 2/16/95(1)....................         343,997                   343,997
Aldo Lippetti trustee Lippetti Family By Pass Trust U/A
  dated 7/31/87(1)......................................         660,807                   660,807
John F. Lovern(8).......................................         668,564                   668,564
Rebecca A. Lovern(7)....................................          11,839                    11,839
Robert W. Lovern(8).....................................         668,564                   668,564
Robert W. Navarre II(9).................................       1,252,284                 1,252,284
Julie Pierce............................................          30,008                    30,008
Mitchell D. Pierce(10)..................................       2,045,480                 2,045,480
Mitchell D. Pierce, Custodian for Gavin Pierce(10)......          12,218                    12,218
Mitchell D. Pierce, Custodian for Sophie Pierce(10).....          12,218                    12,218
Mitchell D. Pierce, Custodian for Maxwell Pierce(10)....          12,218                    12,218
Renee Sefrit Grenier Samara.............................          71,961                    71,961
Andy M. Severyn(3)......................................          48,813                    48,813
Charles Peter Simaz.....................................         110,825                   110,825
Samuel G. Swope(11).....................................         512,232                   512,232

---------------

 (1) Served as an officer and/or director of and/or held an equity interest in, Silver State Disposal Service, Inc. and/or Environmental Technologies of Nevada, Inc. (collectively, the "Silver State Companies") prior to the Company's acquisition of substantially all of the assets of such companies.
 (2) Serves as an officer of the subsidiary of the Company which now operates the assets acquired from the Silver State Companies.
 (3) Served as an officer and/or director of, and/or held an equity interest in, Pierce Automotive Corporation and/or certain related entities prior to the Company's acquisition of such companies. Andy Severyn and Brett Bauman continue to serve as officers of The Pierce Corporation II, Inc., and certain related entities as of the date of this Prospectus.
 (4) Served as an officer and/or director of, and/or held an equity interest in Beacon Motors, Inc., Bengal Motors, Inc., Bull Motors, Inc., Central Motors, Inc., and/or related entities, (the "De La Cruz Entities") prior to the Company's acquisition of such companies. Carlos de la Cruz, Sr. continues to serve as an officer and director of the De La Cruz Entities as of the date of this Prospectus.
 (5) Served as an officer and/or director of, and/or held an equity interest in one or more of the De La Cruz Entities prior to the Company's acquisition of such companies. Carlos Diaz continues to serve as an officer of the De La Cruz Entities as of the date of this Prospectus.
 (6) Served as an officer and/or director of, and/or held an equity interest in, Courtesy Auto Group, Inc., prior to the Company's acquisition of such company. David Kimberley Hackett continues to serve as an officer of Courtesy Auto Group, Inc., as of the date of this Prospectus.
 (7) Served as an officer and/or director of, and/or held an equity interest in the Powell Motor Company prior to the Company's acquisition of such company. Leo P. Hillock continues to serve as an officer of Powell Motor Co., Lovern, Inc. and The Consulting Source, Inc. ("Powell Group").
 (8) Served as an officer and/or director of, and/or held an equity interest in the Powell Group prior to the Company's acquisition of such companies.
 (9) Served as an officer and/or director of, and/or held an equity interest in Libertyville Enterprises, Inc., prior to the Company's acquisition of such company. Robert W. Navarre II continues to serve as an officer of Libertyville Enterprises, Inc., as of the date of this Prospectus.
(10) Served as an officer and/or director of, and/or held an equity interest in, Pierce Automotive Corporation and/or certain related entities prior to the Company's acquisition of such companies. Mitchell Pierce continues to serve as an officer and director of Pierce Automotive Corporation and certain related entities as of the date of this Prospectus.
(11) Served as an officer and/or director of, and/or held an equity interest in, Courtesy Auto Group, Inc., prior to the Company's acquisition of such company. Samuel Swope continues to serve as a director of Courtesy Auto Group, Inc., as of the date of this Prospectus.

                              PLAN OF DISTRIBUTION

     The Selling Stockholders or pledgees may sell or distribute some or all of the Shares from time to time through dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve crosses and block transactions) on the NYSE or other exchanges on which the Common Stock may be listed for trading, in privately negotiated transactions(including sales pursuant to pledges) or in the over-the-counter market, or in brokerage transactions, or in a combination of such transactions. Such transactions may be effected by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, or other agents participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders(and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, or other agent might be in excess of those customary in the type of transaction involved. This Prospectus also may be used, with the Company's consent, by donees of the Selling Stockholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. To the extent required, the Company will file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to set forth the names of donees of Selling Stockholders and any other material information with respect to the plan of distribution not previously disclosed.

     The Selling Stockholders and any such brokers, dealers or other agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such brokers, dealers or other agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Stockholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any other Selling Stockholder, broker, dealer or other agent relating to the sale or distribution of the Shares.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the Shares may not simultaneously engage in market activities with respect to the Common Stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders. All of the foregoing may affect the marketability of the Common Stock.

     The Company will pay substantially all of the expenses incident to this Offering of the Shares by the Selling Stockholders to the public other than commissions, concessions and discounts of brokers, dealers or other agents. Each Selling Stockholder may indemnify any broker, dealer, or other agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. The Company may agree to indemnify the Selling Stockholders and any such statutory "underwriters" and controlling persons of such "underwriters" against certain liabilities, including certain liabilities under the Securities Act.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers.

                          DESCRIPTION OF CAPITAL STOCK

     The Third Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation") authorizes capital stock consisting of 1,500,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of preferred stock ("Preferred Stock"). There were 419,630,262 shares of Common Stock, and no shares of Preferred Stock, issued and outstanding as of September 8, 1997. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws of the Company, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

     Common Stock. The holders of shares of Common Stock have equal pro rata rights to dividends if, as and when declared by the Company's Board of Directors; do not have any preemptive subscription or conversion rights; and have one vote per share on all matters upon which the stockholders of the Company may vote at all meetings of stockholders. There are no redemption or sinking fund provisions applicable to the Common Stock. The holders of the Common Stock of the Company do not have cumulative voting rights. As a result, the holders of a majority of the shares voting for the election of directors can elect all the members of the Board of Directors.

     Preferred Stock. No shares of Preferred Stock are currently outstanding. The Board of Directors is authorized to divide the Preferred Stock into series and, with respect to each series, to determine the dividend rights, dividend rate, conversion rights, voting rights, redemption rights and terms, liquidation preferences, the number of shares constituting the series, the designation of such series and such other rights, qualifications, limitations or restrictions as the Board of Directors may determine. The Board of Directors could, without shareholder approval, issue Preferred Stock with voting rights and other rights that could adversely affect the voting power of holders of Common Stock and such stock could be used to prevent a hostile takeover of the Company. The Company has no present plans to issue any shares of Preferred Stock.

     Certificate of Incorporation and Bylaws. The Company's Certificate of Incorporation was amended on November 28, 1995 to (i) change the Company's corporate name to Republic Industries, Inc., and (ii) to eliminate all provisions relating to classes of the Board of Directors. The directors of the Company are elected each year at the annual meeting of the stockholders for terms of one year and until their successors are elected and qualified; existing directors may nominate and elect qualified persons to fill vacancies on the Board of Directors. The Certificate of Incorporation was amended on May 15, 1996 to increase the number of authorized shares of Common Stock to 500,000,000 from 350,000,000. The Certificate of Incorporation was amended on May 13, 1997 to increase the number of authorized shares of Common Stock to 1,500,000,000 from 500,000,000. The Company's Bylaws provide that directors may be removed for cause by vote of two-thirds of the other directors or by vote of a majority of stockholders, and may be removed without cause by the vote of a majority of stockholders at a meeting called for such purpose.

     Transfer Agent and Registrar. The Transfer Agent and Registrar for the Common Stock is First Chicago Trust Company of New York.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for the Company by Akerman, Senterfitt & Eidson, P.A., Miami, Florida. Certain attorneys employed by Akerman, Senterfitt & Eidson, P.A. beneficially own an aggregate of approximately 550,000 shares of Republic Common Stock as of the date hereof.

                                    EXPERTS

     The consolidated financial statements (restated) and schedule and supplemental consolidated financial statements for the Company as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, the consolidated financial statements of AutoNation Incorporated and subsidiaries as of December 29, 1996 and December 31, 1995 and for the 52-week period ended December 29, 1996 and for the period from inception (September 12, 1995) to December 31, 1995, the combined financial statements of Kendall Automotive Group as of and for the ten-month period ended October 31, 1996, the consolidated financial statements of National Car Rental System, Inc. and Subsidiaries as of May 31, 1996 and for the period from inception (April 4, 1995) to May 31, 1996, the combined financial statements of AAA Disposal as of and for the year ended December 31, 1996, the combined financial statements of Pierce Automotive Group as of and for the year ended December 31, 1996, and the consolidated financial statements of Snappy Car Rental, Inc. as of December 28, 1996 and December 31, 1995 and for each of the two years in the period ended December 28, 1996, incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, to the extent and for the periods as indicated in their reports with respect thereto. The combined financial statements of Carlisle Motors, Inc. as of November 30, 1996 and for the eleven month period ended November 30, 1996 and the combined financial statements of the John Lance Company as of and for the year ended December 31, 1996 incorporated by reference in this Registration Statement have been audited by George B. Jones & Co., P.C., independent certified public accountants, to the extent and for the period as indicated in their report with respect thereto. The consolidated financial statements of National Car Rental System, Inc. and Subsidiaries as of May 31, 1995 and December 31, 1994 and for the five month period ended May 31, 1995 and for the years ended December 31, 1994 and 1993 incorporated by reference in this Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference. The consolidated financial statements of Ed Mullinax, Inc. and Subsidiaries as of April 30, 1996 and 1995 and for each of the two years in the period ended April 30, 1996 incorporated by reference in this Registration Statement have been audited by Dixon, Odom & Co., L.L.P., independent certified public accountants, to the extent and for the periods as indicated in their reports with respect thereto. The combined financial statements of Maroone Automotive Group as of December 31, 1996 and 1995 and for each of the two years in the period ended December 31, 1996 incorporated by reference in this Registration Statement have been audited by Crowe, Chizek and Company LLP, independent certified public accountants, to the extent and for the periods as indicated in their reports with respect thereto. The combined financial statements of Wallace Automotive Group as of and for the year ended December 31, 1996 incorporated by reference in this Registration Statement have been audited by Goldenberg Rosenthal Friedlander LLP, independent certified public accountants, to the extent and for the periods as indicated in their report with respect thereto. The financial statements of Taormina Industries, Inc. as of December 31, 1996 and 1995 and for the two years in the period ended December 31, 1996 incorporated by reference in this Registration Statement have been audited by McGladrey & Pullen, LLP, independent certified public accountants, to the extent and for the periods as indicated in their report with respect thereto. The consolidated financial statements of Shad Management Company and Consolidated Investees as of December 31, 1996 and for the period from April 1, 1996 to December 31, 1996 incorporated by reference in this Registration Statement have been audited by KPMG Peat Marwick LLP, independent certified public accountants, to the extent and for the periods as indicated in their report with respect thereto. The combined financial statements of The Chesrown Automotive Group as of and for the year ended December 31, 1996 incorporated by reference in this Registration Statement have been audited by Bailey Saetveit & Co., P.C., independent certified public accountants, to the extent and for the period as indicated in their report with respect thereto. The consolidated financial statements of Spirit Rent-A-Car, Inc. and subsidiary as of and for the years ended December 31, 1996 and 1995 incorporated by reference in this Registration Statement have been audited by Cohen & Company, independent certified public accountants, to the extent and for the periods as indicated in their report with respect thereto. The combined financial statements of Ditschman/Flemington Ford -- Lincoln -- Mercury, Inc. and related entities as of and for the year ended December 31, 1996 incorporated by reference in this Registration Statement have been audited by Ehrenkrantz Sterling & Co., LLC, independent certified public accountants, to the extent and for the period indicated in their report with respect thereto. The financial statements of Bledsoe Dodge, Inc. as of and for the years ended December 31, 1996 and 1995 incorporated by reference in this Registration Statement have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, to the extent and for the periods as indicated in their report with respect thereto. The combined financial statements of Bankston Automotive Group as of and for the year ended March 31, 1997 incorporated by reference in this Registration Statement have been audited by Turner & Vedrenne, independent certified public accountants, to the extent and for the period as indicated in their report with respect thereto. The financial statements of York Waste Disposal, Inc. as of and for the years ended December 31, 1996 and 1995 incorporated by reference in this Registration Statement have been audited by Miller & Co. LLP, independent certified public accountants, to the extent and for the periods as indicated in their report with respect thereto. The combined financial statements of Silver State Disposal Service, Inc. and Affiliates as of and for the year ended September 30, 1996 incorporated by reference in this Registration Statement have been audited by Piercy, Bowler, Taylor and Kern, independent certified public accountants, to the extent and for the periods as indicated in their report with respect thereto. The financial statements of Courtesy Auto Group as of and for the years ended December 31, 1996 and 1995 incorporated by reference in this Registration Statement have been audited by Bowden & Wood, independent certified public accountants, to the extent and for the periods as indicated in their report with respect thereto. As indicated in their reports with respect thereto, the financial statements and schedule referred to above have been incorporated by reference herein in reliance upon the authority of said firms as experts in accounting and auditing in giving said reports.

     The combined financial statements of De La Cruz Auto Group as of and for the year ended December 31, 1996 incorporated by reference in this Registration Statement have been audited by Price Waterhouse LLP, independent certified public accountants. Such financial statements have been so included in reliance on their report given on the authority of said firm as experts in auditing and accounting.

     The combined financial statements of Grubb Automotive, Inc. as of and for the years ended December 31, 1996 and 1995, appearing in the Company's Current Report on Form 8-K dated June 13, 1997, and the combined financial statements of Grubb Automotive, Inc. as of and for the year ended December 31, 1995, appearing in the Company's Current Report on Form 8-K dated January 27, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Value Rent-A-Car, Inc. as of and for the year ended December 31, 1996, appearing in the Company's Current Report on Form 8-K dated September 15, 1997, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference and made a part of this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (ii) all other reports filed pursuant to
Section 13(a) or 15(d) of the Exchange Act since December 31, 1996, specifically including the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997 and June 30, 1997 and the Company's Current Reports on Form 8-K dated January 3, 1997, January 5, 1997, January 14, 1997, January 16, 1997 (as amended on Form 8-K/A), January 20, 1997, January 27, 1997, January 30, 1997, February 4, 1997, February 24, 1997, February 27, 1997 (as amended on Form 8-K/A), April 10, 1997, May 14, 1997, June 13, 1997, August 19, 1997 and
September 15, 1997; (iii) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A, dated June 19, 1981, as amended; and (iv) the Company's Proxy Statement dated April 4, 1997 relating to the 1997 Annual Meeting of Stockholders held May 13, 1997, and the Company's Proxy Statement dated December 13, 1996 related to the Special Meeting of Stockholders held January 16, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The making of a modifying or superseding statement shall not be deemed an admission that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

     THE COMPANY UNDERTAKES TO PROVIDE, WITHOUT CHARGE, TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS OR INFORMATION REFERRED TO ABOVE THAT HAS BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS (EXCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE). REQUESTS SHOULD BE DIRECTED TO JAMES O. COLE, SECRETARY, REPUBLIC INDUSTRIES, INC., 450 EAST LAS OLAS BOULEVARD, SUITE 1200, FT. LAUDERDALE, FLORIDA 33301, TELEPHONE: (954) 713-5200.

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